EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2011

BOISE, Idaho, December 22, 2010 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2011, which ended December 2, 2010. For the first quarter, the company had net income attributable to Micron shareholders of $155 million, or $0.15 per diluted share, on net sales of $2.3 billion. The results for the first quarter of fiscal 2011 compare to net income of $342 million, or $0.32 per diluted share, on net sales of $2.5 billion for the fourth quarter of fiscal 2010, and net income of $204 million, or $0.23 per diluted share, on net sales of $1.7 billion for the first quarter of fiscal 2010.

 In the company’s Memory segment (which excludes Numonyx and other non-reportable segments), revenue from sales of DRAM products was 19 percent lower in the first quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 due to a 23 percent decrease in average selling prices partially offset by a 5 percent increase in unit sales volume. Revenue from sales of NAND Flash products was up slightly in the first quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 due to a 20 percent increase in unit sales volume partially offset by a 15 percent decrease in average selling prices. The company’s gross margin for its Memory segment was 26 percent in the first quarter of fiscal 2011 compared to 37 percent in the fourth quarter of fiscal 2010, primarily due to the decreases in average selling prices, partially offset by decreases in manufacturing costs.

Cash flows from operations for the first quarter of fiscal 2011 were $732 million. During the quarter, the company invested approximately $570 million in capital expenditures and spent $635 million to retire debt. The company ended the fiscal quarter with cash and investments of $2.4 billion.

The company will host a conference call today at 2:30 p.m. MST to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s web site until Wednesday, December 21, 2011. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference ID: 32359725) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on Wednesday, December 29, 2010.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 2,	Sep. 2,	Dec. 3,
	2010	2010	2009

Net sales	$2,252	$2,493	$1,740
Cost of goods sold	1,728	1,712	1,297
Gross margin	524	781	443
Selling, general and administrative	140	141	97
Research and development	185	197	137
Other operating (income) expense (1)	(191)	10	8
Operating income	390	433	201
Interest income (expense), net	(30)	(31)	(45)
Other non-operating income (expense) (2)	(114)	(2)	56
Income tax (provision) benefit (3)	(48)	(25)	7
Equity in net income (losses) of equity method investees	(26)	(16)	(17)
Net (income) loss attributable to noncontrolling interests	(17)	(17)	2
Net income attributable to Micron	$155	$342	$204

Earnings per share:
Basic	$0.16	$0.35	$0.24
Diluted	0.15	0.32	0.23

Number of shares used in per share calculations:
Basic	972.9	970.0	846.3
Diluted	1,031.3	1,142.6	1,000.7

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Dec. 2,	Sep. 2,
	2010	2010

Cash and short-term investments	$2,411	$2,913
Receivables	1,362	1,531
Inventories	1,892	1,770
Total current assets	5,783	6,333
Property, plant and equipment	7,044	6,601
Total assets	14,617	14,693

Accounts payable and accrued expenses	1,823	1,509
Current portion of long-term debt	468	712
Total current liabilities	2,758	2,702
Long-term debt (2)	1,348	1,648

Total Micron shareholders’ equity	8,226	8,020
Noncontrolling interests in subsidiaries (4)	1,768	1,796
Total equity	9,994	9,816

	Three Months Ended
	Dec. 2,	Dec. 3,
	2010	2009

Net cash provided by operating activities	$732	$326
Net cash used for investing activities	(436)	(25)
Net cash used for financing activities	(798)	(221)

Depreciation and amortization	517	491
Expenditures for property, plant and equipment	(465)	(62)
Payments on equipment purchase contracts	(105)	(49)
Net distributions to noncontrolling interests	(49)	(88)

Noncash equipment acquisitions on contracts payable and capital leases	63	176

(1)	Other operating (income) expense included the following

	1st Qtr.	4th Qtr.	1st Qtr.
	Dec. 2,	Sep. 2,	Dec. 3,
	2010	2010	2009

(Gains) losses on disposals of property, plant and equipment, net	$--	$9	$(2)
(Gains) losses from changes in currency exchange rates, net	7	3	21
Samsung patent cross-license agreement	(200)	--	--
Other	2	(2)	(11)
	$(191)	$10	$8

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Under the agreement, Samsung agreed to pay the company $275 million, with $200 million paid on October 8, 2010, $40 million due January 31, 2011, and $35 million due March 31, 2011. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

(2)
On October 28, 2010, the company entered into separate privately negotiated purchase and exchange agreements under which it repurchased $91 million in principal amount of its 4.25% Convertible Senior Notes due 2013 (“4.25% Notes”), repurchased $176 million in principal amount of its 1.875% Convertible Senior Notes due 2014 (“Existing 1.875% Notes”) and exchanged $175 million of the Existing 1.875% Notes for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027 (“New 1.875% Notes”).

The New 1.875% Notes are convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 91.7431 common shares per $1,000 principal amount.  Upon conversion, holders will receive cash up to the principal amount, and any excess value will be delivered, at the company’s election, in cash, common stock or a combination of cash and common stock. Holders of the New 1.875% Notes have an option to require the company to purchase the notes on June 1, 2017, and in certain other circumstances, at a price equal to 100 percent of the principal amount of notes plus accrued and unpaid interest.

In connection with the repurchase transactions, the aggregate carrying amount of debt (including unamortized discount and issuance costs) of $232 million was redeemed for $328 million in cash (including fees).  As a result of this loss on the repurchase transactions and the effect of the exchange, the company recognized a non-operating loss of $111 million in the first quarter of fiscal 2011. Including the effects of the repurchase and exchange transactions and other scheduled repayments, the company reduced its debt by a net amount of $544 million during the first quarter of fiscal 2011.

Other non-operating income in the first quarter of fiscal 2010 included a gain of $56 million recognized in connection with an issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by the company under the equity method. As a result of the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(3)
Income taxes in the first quarter of fiscal 2011 included a charge of $33 million in connection with the Samsung agreement. Taxes in fiscal 2011 and 2010 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for a substantial portion of its net deferred tax asset associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2011 and 2010 were substantially offset by changes in the valuation allowance.

(4)
On December 17, 2010, the company acquired Hewlett-Packard Company’s interest in TECH Semiconductor Singapore Pte. Ltd., (“TECH”) a consolidated joint venture of the company, for $38 million.  As a result, the company’s ownership interest in TECH increased from approximately 87.1% to 90.3%.